Exhibit 23.2

Consent of Independent Registered Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 13, 2013, included in the Proxy Statement of PharmAthene, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of PharmAthene, Inc. for the registration of 60,316,126 shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

September 6, 2013